Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and PPM America, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and PPM America, Inc., a Delaware corporation and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (“Agreement”) whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (“Funds”) of JNL Investors Series Trust (“Trust”).

Whereas, the following fund merger has been approved by the Board of Trustees of the Trust and by the Board of Trustees of JNL Series Trust:

Fund Merger:

-	JNL/PPM America Total Return Fund of the Trust into the JNL/PPM America Total Return Fund of JNL Series Trust; and

Whereas, pursuant to the approval of the fund merger, as outlined above, the parties have agreed to amend Schedule A and Schedule B of the Agreement to:

-	remove the JNL/PPM America Total Return Fund and its fees.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 25, 2016, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 25, 2016, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed, effective as of April 25, 2016.

Jackson National Asset Management, LLC	PPM America, Inc.

By:	/s/ Mark D. Nerud	By:	/s/ Mark Mandich

Name:	Mark D. Nerud	Name:	Mark Mandich

Title:	President and CEO	Title:	CEO & President

Schedule A
Dated April 25, 2016

Funds
JNL/PPM America Low Duration Bond Fund

A-1

Schedule B
Dated April 25, 2016
(Compensation)

JNL/PPM America Low Duration Bond Fund
Average Daily Net Assets	Annual Rate
Assets up to $500 Million:
$0 to $150 Million	0.15%
Amounts over $150 Million	0.10%
When assets exceed $500 Million
All Assets	0.10%

B-1